SCHEDULE 14A
                  INFORMATION REQUIRED IN PROXY STATEMENT
                         SCHEDULE 14A INFORMATION

                 Proxy Statement Pursuant to Section 14(a)
                  of the Securities Exchange Act of 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[x]  Preliminary Proxy Statement
[ ]  Definitive Proxy Statement (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                       The United Kingdom Fund Inc.
         --------------------------------------------------------
             (Name of Registrant as Specified in its Charter)


         --------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[x] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1) Title of each class of securities to which transaction applies:


      (2) Aggregate number of securities to which transaction applies:


      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

      (4) Proposed maximum aggregate value of transaction:

      (5) Total fee paid:

[ ] Fee paid previously with preliminary materials

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1) Amount Previously Paid:

      (2) Form, Schedule or Registration Statement No.:

      (3) Filing Party:

      (4) Date Filed:




                          THE UNITED KINGDOM FUND INC.

                             -----------------------


                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                            TO BE HELD APRIL 14, 1999

                             -----------------------


To the Stockholders of
      The United Kingdom Fund Inc.:

     A special meeting of the Stockholders of The United Kingdom Fund Inc. will be held on Wednesday, April 14, 1999 at 11:00 a.m., New York City time, at the Waldorf-Astoria Hotel, 301 Park Avenue, 4th Floor, New York, New York to consider and act upon a proposal to liquidate and dissolve the Fund as set forth in the Plan of Liquidation and Dissolution (the "Plan") adopted by the Board of Directors of the Fund.

     The voting results from the last annual meeting of Stockholders suggest that there now may be more Stockholders who would like the short-term benefits from eliminating the discount to net asset value at which the Fund's shares have been trading rather than the long-term investment benefits which a closed-end fund can provide. As a result, the Board recommends that Stockholders approve the Plan. In order to assure that the action ultimately taken reflects Stockholders' views, the Board encourages all Stockholders to vote on this proposal.

     If the Plan is approved, Stockholders holding shares in the Fund can expect to receive a liquidation distribution, in cash, as soon as reasonably practicable.

     Stockholders of record at the close of business on February 25, 1999 will be entitled to vote at the meeting.



                                             By order of the Board of Directors,



                                             RITA J. KLEINMAN
                                             Secretary

New York, New York
March 5, 1999

-------------------------------------------------------------------------------
YOUR VOTE IS IMPORTANT. IT IS REQUIRED THAT THE HOLDERS OF MORE THAN 50% OF THE OUTSTANDING SHARES BE REPRESENTED IN PERSON OR BY PROXY AT THIS MEETING. IN ADDITION, THE PROPOSAL TO LIQUIDATE AND DISSOLVE THE FUND REQUIRES A FAVORABLE VOTE OF THE HOLDERS OF A MAJORITY OF THE FUND'S OUTSTANDING SHARES. YOU ARE URGED TO SPECIFY YOUR CHOICE AND SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU EXPECT TO ATTEND THE
MEETING. YOU MAY NEVERTHELESS VOTE IN PERSON IF YOU DO ATTEND. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.
-------------------------------------------------------------------------------

                 (This page has been left blank intentionally.)

                          THE UNITED KINGDOM FUND INC.
                                245 Park Avenue
                                Fifteenth Floor
                            New York, New York 10167

                            -----------------------

                                PROXY STATEMENT

                            -----------------------


     This proxy statement is furnished on behalf of the Board of Directors of The United Kingdom Fund Inc. (the "Fund") to Stockholders of the Fund in connection with the solicitation of proxies for the Special Meeting of Stockholders of the Fund and any adjournments thereof (the "Meeting") to be held at 11:00 a.m. on Wednesday, April 14, 1999 at the Waldorf-Astoria Hotel, 301 Park Avenue, 4th Floor, New York, New York in accordance with the attached notice of meeting. It is expected that this proxy statement and the accompanying form of proxy will be mailed to Stockholders of the Fund on March 5, 1999 or as soon as possible thereafter.

     The purpose of the Meeting is to consider a proposal to liquidate and dissolve the Fund as set forth in the Plan of Liquidation and Dissolution (the "Plan"), attached hereto as Exhibit A. The affirmative vote of Stockholders holding a majority of the Fund's outstanding shares, in person or by proxy, is required for approval of the Plan. Revocation of any proxy may be effected orally at the Meeting prior to voting or by notice in writing to the Secretary of the Fund provided the notice is received by the Secretary prior to voting. Each valid proxy received in time will be voted at the Meeting in accordance with the instructions marked thereon or otherwise as provided therein. Unless instructions to the contrary are marked, proxies will be voted FOR approval of the Plan. It is required that holders of a majority of the outstanding shares be represented in person or by proxy at the Meeting. If a majority of the outstanding shares are not represented at the Meeting, or in the event that a majority of the outstanding shares are represented at the Meeting but sufficient votes to approve the Plan are not received, the persons named as proxies by the Fund may propose one or more adjournments of the Meeting to permit further solicitation of proxies. Any such adjournments will require the affirmative vote of a majority of the Fund's shares represented at the Meeting in person or by proxy. The persons named as proxies by the Fund will vote in favor of such adjournment those proxies which they are entitled to vote in favor of the Plan and will vote against any such adjournment those proxies required to be voted against the proposal. The Fund intends to treat a broker "non-vote" (that is, a proxy from a broker or nominee indicating that such person has not received instructions from the beneficial owner or other person entitled to vote shares on a particular matter with respect to which the broker or nominee does not have discretionary power) as present for quorum purposes. Broker non-votes and abstentions will have the same effect as a vote against the Plan.

     There were 3,871,655 shares of common stock of the Fund outstanding on the record date, February 25, 1999. Each of these shares will be entitled to one noncumulative vote. If a Stockholder participates in the Fund's Dividend Reinvestment and Cash Purchase Plan (the "Reinvestment and Purchase Plan"), any proxy given by the Stockholder will also govern the voting of all shares held for the Stockholder's account under the Reinvestment and Purchase Plan, unless contrary instructions are received by The Bank of New York, as agent under the Reinvestment and Purchase Plan.

     Stockholders may obtain upon request and without charge a copy of the Fund's annual report (and its most recent quarterly report succeeding the annual report, if available), by calling toll free 1-888-243-9154 or writing to the Fund's administrator, Bear Stearns Funds Management Inc., c/o The United Kingdom Fund Inc., 245 Park Avenue, Fifteenth Floor, New York, New York 10167.

                  PROPOSAL TO LIQUIDATE AND DISSOLVE THE FUND

     The Fund proposes to liquidate its assets and dissolve pursuant to the provisions of the Plan as approved by the Board on January 28, 1999. The Board has determined that an orderly liquidation of the Fund's assets is advisable and has directed that the matter be submitted for consideration by the Stockholders of the Fund. The Plan provides for the complete liquidation of all of the assets of the Fund. If the Plan is approved by the requisite Stockholder vote, Mercury Asset Management International Ltd., the Fund's investment adviser (the "Investment Adviser"), and Mercury Asset Management International Channel Islands Ltd., the Fund's investment manager (together with the Investment Adviser, the "Advisers"), will undertake to liquidate the Fund's assets at market prices and on such terms and conditions as the Advisers shall determine to be reasonable and in the best interests of the Fund and its Stockholders.

     If the Plan is not approved by the requisite Stockholder vote but at the same time more votes are in favor of the Plan than against, the Board intends to resubmit the Plan or another plan of liquidation and dissolution to the Fund's Stockholders at the Fund's next Annual Meeting of Stockholders. If the Plan is not approved by the requisite Stockholder vote, the Board currently intends to continue as a closed-end fund and does not intend to seek to open-end the Fund or to merge the Fund with an open-end fund.

Reasons for the Liquidation

     The Fund is a closed-end management investment company. The shares of closed-end investment companies typically trade in the marketplace at a discount to their net asset value (the "discount"). This has been true in the case of the Fund as well as the other closed-end single country equity funds. Thus, the market price paid for the Fund's shares generally has been less than the underlying value of the Fund's portfolio. Since inception, the discount of the Fund's shares has varied between a discount of 26.32% and a premium of 4.90%. In 1998, the discount ranged from high of 17.15% to a low of 5.58%. The Fund's Articles of Incorporation provides that if the Fund's shares trade at an average discount exceeding 10% on the last day of the first 12 weeks of the calendar year, the Fund must submit to its Stockholders at its next annual meeting a proposal to amend the Fund's Articles of Incorporation to provide that, upon adoption of an amendment by the holders of two-thirds of the Fund's outstanding shares, the Fund will convert to an open-end investment company. Since 1990, the Fund's Stockholders have had to vote seven times on the open-ending proposal.

     Over the years the Board has discussed and considered various alternative strategies to address the discount, including instituting share repurchases, making tender offers for outstanding shares, instituting a more frequent payment of dividends, combining with other funds and converting to an open-end fund. The Board has on each occasion concluded that maintaining the current closed-end format was in the best long-term interests of the Fund and its Stockholders because a closed-end format is the best structure for investing in the United Kingdom with the Fund's investment strategies. Single country funds tend to be closed-ended because the volatility of investor demand for individual countries can cause an open-end fund to experience wide swings in net purchases (which often adds cash in rising markets and dilutes returns) and net redemptions (which often forces sales in falling markets and aggravates the downside). At the same time, however, the Board has recognized that there are Stockholders of the Fund who have short-term investment objectives.

     At the Fund's 1998 Annual Meeting of Stockholders held on September 15, 1998 (the "1998 Annual Meeting"), the proposal to amend the Fund's Articles of Incorporation to convert the Fund to an open-end fund received affirmative votes representing 38% of the shares outstanding. Only 16% of the outstanding shares were cast against open-ending the Fund. In light of the proportion of Stockholders voting in favor of open-ending at the 1998 Annual Meeting, the Board believes that the composition of the stockholder base has changed and that there now may be more Stockholders who would like the short-term benefits from eliminating the discount to net asset value at which the Fund's shares have been trading rather than the long-term investment benefits which a closed-end fund can provide. As a result, the Board decided on September
15, 1998, that it would give Stockholders the opportunity to realize the net asset value of their investment in the Fund through one of the following three options: (i) converting the Fund to an open-end fund, (ii) merging the Fund with an open-end fund or (iii) liquidating the Fund.
Since the 1998 Annual Meeting, the Board and the Investment Adviser have investigated and discussed the feasibility of each of these options. Based on its findings, the Board determined that open-ending is not a viable option, in part, because to open-end the Fund would be very costly to its remaining

Stockholders since anticipated net redemptions would likely increase the Fund's operating expense ratio to an unacceptable level. According to the Fund's Investment Adviser, demand for an open-end fund investing only in United Kingdom equities is limited. As a result, distributors in the mutual fund industry have shown little or no interest in selling such an investment. The Board also considered merging or combining the Fund with an open-end fund, but determined that merging the Fund is not a realistic option, in part, because a merger or combination with an open-end fund would suffer from all the same considerations as open-ending the Fund. Consequently, the most attractive option for achieving net asset value for the Stockholders at this time is liquidation of the Fund.

     Based upon the foregoing considerations, on November 24, 1998, the Board announced its approval and authorization of the orderly liquidation and subsequent dissolution of the Fund. On January 28, 1999, the Board, including the Directors who are not "interested persons" of the Fund (as that term is defined in the Investment Company Act of 1940, as amended (the "Investment Company Act")), adopted the Plan and directed that the Plan be submitted to the Fund's Stockholders for consideration. A copy of the Plan is attached hereto as Exhibit A.

     If the Plan is approved by the requisite Stockholder vote, the Fund's assets will be liquidated at market prices and on such terms and conditions as determined to be reasonable and in the best interests of the Fund and its Stockholders in light of the circumstances in which they are sold and the Fund will file Articles of Dissolution with the State of Maryland. Prior to Stockholder approval of the Plan, the Fund will continue to invest its assets in accordance with its current investment strategies. Stockholders will receive their proportionate cash interest of the net distributable assets of the Fund upon liquidation.

     Under Maryland law and pursuant to the Fund's Articles of Incorporation and By-Laws, the affirmative vote of the holders of at least a majority of the outstanding shares of capital stock of the Fund entitled to vote thereon is needed to approve the liquidation of the Fund. For purposes of the vote on the Plan, abstentions and broker non-votes will have the same effect as a vote against the Plan, but will be counted toward the presence of a quorum. In the event that a majority of the outstanding shares of capital stock of the Fund are not voted in favor of the Plan, with the result that the Plan is not approved, the Fund will continue to exist as a registered investment company in accordance with its stated investment objective and policies and, unless more votes are against the Plan than in favor, the Board intends to resubmit the Plan or another plan of liquidation and dissolution to the Fund's Stockholders at the Fund's next Annual Meeting of Stockholders. In the event the Plan is not approved by the requisite Stockholder vote, the Board currently intends to continue as a closed-end fund and does not intend to seek to open-end or to merge with an open-end fund.

     The liquidation of the assets and dissolution of the Fund will permit the Fund's Stockholders to invest the distributions to be received by them upon the Fund's liquidation in investment vehicles of their own choice. The Board has been advised by the Investment Adviser that Stockholders who wish to continue investing in investment funds managed by the Investment Adviser will be given the option for 60 days after the liquidation to invest in Class A shares (without the normal 5.25% front end load) of Mercury Asset Management Funds, Inc.'s recently launched open-end funds, including Mercury Pan-European Growth Fund, Mercury International Fund, Mercury U.S. Large Cap Fund or Mercury Gold and Mining Fund and any other funds launched by Mercury Asset Management Funds, Inc. before the expiration of the 60 day period. The Board has not reviewed these investments and makes no representations as to their suitability. Prospective investors interested in these funds can obtain a prospectus containing more complete information including charges and expenses by calling, toll free, (888) 763-2260. Investors interested in these funds are urged to carefully read the prospectus for each of these funds and to consult their financial adviser before investing.

Summary of Plan of Liquidation and Dissolution

     The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Plan which is attached hereto as Exhibit A. Stockholders are urged to read the Plan in its entirety.

     Effective Date of the Plan and Cessation of the Fund's Activities as an Investment Company. The Plan will become effective only upon its adoption and approval by the holders of a majority of the outstanding shares of the Fund (the "Effective Date"). Following the Effective Date, the Fund (i) will cease to invest its assets in accordance with its investment objectives and, to the extent necessary, will, as soon as reasonable and practicable after the Effective Date, complete the sale of the portfolio securities it holds in order to convert its assets to cash or cash equivalents, (ii) will not engage in any business activities except for the purpose of paying, satisfying, and discharging any existing debts and obligations, collecting and distributing its assets, and doing all other acts required to liquidate and wind up its business and affairs and (iii) will file Articles of Dissolution with the State of Maryland and dissolve in accordance with the Plan. (Plan, Sections 1-2, 5,8 and 13).

     Closing of Books and Restriction on Transfer of Shares. After the Effective Date, the Board will set a record date (the "Record Date") on which the proportionate interests of Stockholders in the assets of the Fund will be fixed on the basis of their holdings. On the Record Date, the books of the Fund will be closed. Thereafter, unless the books of the Fund are reopened because the Plan cannot be carried into effect under the laws of the State of Maryland or otherwise, the Stockholders' respective interests in the Fund's assets will not be transferable by the negotiation of share certificates and the Fund's shares will cease to be traded on the NYSE. (Plan, Section 3).

     Liquidation Distributions. Stockholders of record on the Record Date will be entitled to receive their proportionate interest in the Fund's liquidation distributions. The distribution of virtually all of the Fund's assets will most likely be made in two cash payments. The first payment is expected to consist of cash representing substantially all the assets of the Fund, less an estimated amount necessary to discharge any (a) unpaid liabilities and obligations of the Fund on the Fund's books on the Record Date, and (b) contingent liabilities as the Board shall reasonably deem may exist against the assets of the Fund on the Fund's books. The second payment will be made after acceptance of the Fund's Articles of Dissolution and will consist of cash from any assets remaining after payment of expenses, the proceeds of any sale of assets of the Fund under the Plan not sold prior to the first distribution and any other miscellaneous income to the Fund. The second payment will result in complete cancellation of all the outstanding shares of capital stock of the Fund.

     Each Stockholder will receive a confirmation showing such Stockholder's proportionate interest in the net assets of the Fund and will be paid its proportionate interest in the first distribution. Each Stockholder holding stock certificates of the Fund will be paid its proportionate interest in the second distribution upon return of its stock certificates to the Fund. Each Stockholder not holding stock certificates of the Fund will receive its proportionate interest in the second distribution upon the Fund's receipt of the stock certificates, representing such Stockholder's interest, from either the Stockholder's depositary agent or the Stockholder's broker or upon confirmation from the Stockholder's depositary agent that such Stockholder's shares are to be cancelled. All Stockholders will receive information concerning the sources of the liquidating distributions.
(Plan, Section 7).

     Any unclaimed assets will be held in trust for remaining Stockholders for a period of three years, at which time such unclaimed assets may be distributed to the remaining Stockholders who have proved their interest. After this distribution, the interest of Stockholders who have not proved their interest will be forever barred and foreclosed. Any assets remaining unclaimed 60 days after such distribution shall escheat to the State of Maryland.

     Expenses of Liquidation and Dissolution. All of the expenses incurred by the Fund in carrying out the Plan will be borne by the Fund. (Plan, Section
10).

     Continued Operation of the Fund. The Plan provides that the Board has the authority to modify or amend the Plan at any time without Stockholder approval, if the Board determines that such action would be advisable and in the best interests of the Fund and its Stockholders. In addition, the Board may abandon the Plan, with Stockholder approval, prior to the filing of Articles of Dissolution with the State Department of Assessments and Taxation of Maryland if the Board determines that such abandonment would be advisable and in the best interests of the Fund and its Stockholders. (Plan, Sections 11 and 12).

The Distributions

     At present, the dates on which the Fund will be liquidated and on which the Fund will pay liquidation distributions to its Stockholders are uncertain, but if the Plan is adopted by the Stockholders, it is the Board's current intention to liquidate and dissolve the Fund as soon as reasonable and practicable. The Fund's net assets on February 26, 1999 totaled
$59,334,675. At such date, the Fund had 3,871,655 shares outstanding. Accordingly, on February 26, 1999, the net asset value per share of the Fund was $15.33. The amounts to be distributed to Stockholders of the Fund upon liquidation will be the Fund's net asset value reduced by the expenses of the Fund in connection with the liquidation and portfolio transaction costs.

Federal Income Tax Consequences

     The following is a general summary of certain United States federal income tax consequences of the Plan to U.S. Stockholders. Stockholders should consult their own tax advisers regarding the application of current United States federal income tax law to their particular situations and with respect to state, local and foreign tax consequences of the Plan.

     After its fiscal year ending March 31, 1999, prior to the final distributions, the Fund will make a distribution of ordinary income and capital gain dividends earned during the fiscal year ending March 31, 1999.

     If the Plan is approved, Stockholders will receive final distributions in two expected cash payments. The first payment is expected to consist of three elements: (i) a capital gain dividend to the extent of any net long-term capital gains recognized by the Fund during the final short tax year commencing April 1, 1999, and ending as soon as practicable after the second payment is made, (ii) an ordinary income dividend to the extent of the Fund's undistributed dividend income and short-term net capital gains earned to date and (iii) substantially all the remaining proceeds of the portfolio securities sold by the Fund. The second payment is expected to consist of (iv) any remaining proceeds of the portfolio securities sold by the Fund, as well as (v) an ordinary income dividend to the extent of any income that the Fund might have earned since the first payment was made. The composition of the actual payments may vary due to changes in market conditions and the composition of the Fund's portfolio at the time its assets are sold. Within 60 days after the close of the Fund's final short tax year, the Fund will notify Stockholders as to the portion of the first final payment that constitutes a capital gain dividend and that which constitutes an ordinary income dividend (as well as any amounts qualifying for a credit or deduction against foreign taxes paid by the Fund).

     A capital gain dividend or an ordinary income dividend described in (i),
(ii) or (v) above will be treated as capital gain or ordinary income, as designated.

     The final payments of the remaining proceeds of the portfolio securities sold by the Fund, described in (iii) and (iv) above, will be treated for federal income tax purposes as full payment in exchange for the Stockholder's shares. Thus, a Stockholder who is a United States resident or citizen will recognize gain to the extent that these payments exceed his or her basis in such shares; if the amount received is less than his or her basis, the Stockholder will realize a loss. The Stockholder's gain or loss will be a capital gain or capital loss if such shares are held as capital assets. The deduction of capital loss is subject to limitations.

     Gains recognized by the Fund from the disposition of portfolio securities that the Fund held for one year or less will be included in the ordinary income dividends described in (ii) and (v) above and not in the capital gain dividend described in (i) above.

     Under certain provisions of the Code, some Stockholders may be subject to a 31% withholding tax on the liquidating distribution ("backup withholding"). Generally, Stockholders subject to backup withholding will be those for whom no taxpayer identification number is on file with the Fund or who, to the Fund's knowledge, have furnished an incorrect number.

     Foreign Stockholders (including non-resident alien individuals and foreign corporations) not engaged in U.S. trade or business will generally not be subject to U.S. federal income tax on any capital gain dividends or payments of remaining proceeds treated as payment for shares, as described above. However, ordinary income distributions from the Fund, as described in (ii) and (v) above, will generally be subject to a withholding tax of 30% or a lower treaty rate.

Impact of the Plan on the Fund's Status under the Investment Company Act

     On the Effective Date, the Fund will cease doing business as a registered investment company and, as soon as practicable, will apply for de-registration under the Investment Company Act. It is expected that the Securities and Exchange Commission will issue an order approving the de-registration of the Fund if the Fund is no longer doing business as an investment company. Accordingly, the Plan provides for the eventual cessation of the Fund's activities as an investment company and its de-registration under the Investment Company Act, and a vote in favor of the Plan will constitute a vote in favor of such a course of action. (Plan, Sections 1, 2 and 11).

     Until the Fund's withdrawal as an investment company becomes effective, the Fund, as a registered investment company, will continue to be subject to and intends to comply with the Investment Company Act.

Procedure for Dissolution Under Maryland Law

     After the Effective Date, pursuant to the Maryland General Corporation Law and the Fund's Articles of Incorporation, as amended, and By-Laws, as amended, Articles of Dissolution stating that the dissolution has been authorized will in due course be executed, acknowledged and filed with the Maryland State Department of Assessments and Taxation, and will become effective in accordance with such law. Upon such Articles of Dissolution becoming effective, the Fund will be legally dissolved, but thereafter the Fund will continue to exist for the purposes of paying, satisfying, and discharging any existing debts or obligations, collecting and distributing its assets, and doing all other acts required to liquidate and wind up its business and affairs, but not for the purpose of continuing the business for which the Fund was organized. The Fund's Board will be the trustees of its assets for purposes of liquidation after the acceptance of the Articles of Dissolution, unless and until a court appoints a receiver. The Director-trustees will be vested in their capacity as trustees with full title to all the assets of the Fund. (Plan, Sections 2 and 13).

Appraisal Rights

     Stockholders will not be entitled to appraisal rights under Maryland law in connection with the Plan. (Plan, Section 14).

Voting Information

     Approval of the Plan requires the affirmative vote of the holders of at least a majority of the outstanding shares of capital stock of the Fund. Unless a contrary specification is made, the accompanying proxy will be voted FOR approval of the Plan.




              THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR
                THE PROPOSED PLAN OF LIQUIDATION AND DISSOLUTION

                                 OTHER MATTERS

Stock Ownership of Certain Beneficial Owners

     The following table sets forth the beneficial ownership of the Fund's outstanding shares by each of the Fund's directors and all directors as a group and each person who is known by the Fund to beneficially own five percent or more of the Fund's outstanding shares as of January 1, 1999. No shares of the Fund are beneficially owned by any executive officer of the Fund. The Company has relied upon information supplied by its officers, directors and certain stockholders and upon information contained in filings with the SEC.

                                      Number of Shares        Percent of
              Name                   Beneficially Owned    Outstanding Shares
              ----                   ------------------    ------------------
Directors
Anthony M. Soloman                          1,000                 *
George F. Bennett                          25,475                 *
Livio Borghese                              5,000                 *
Sir Arthur Bryan                            1,279                 *
Peter Stormonth Darling                        --                --
Leon Levy                                     500                 *
J. Murray Logan                             1,000                 *
James S. Martin                                --                --
All current directors as a group           34,254                 *
5% Stockholders
Lazard Freres & Co. LLC
   30 Rockefeller Plaza                   339,400 1   8.77% of the outstanding
   New York, New York 10020                           shares
---------
* Less than 1.0%

1 This information was derived from a statement on Schedule 13G, which Lazard
  Freres & Co. LLC filed with the Commission on February 16, 1999.


The Investment Manager and the Investment Adviser

     The Fund's Investment Manager is Mercury Asset Management International Channel Islands Ltd. and its Investment Adviser is Mercury Asset Management International Ltd. The Investment Manager is a wholly-owned subsidiary of the Investment Adviser, which in turn is a wholly-owned subsidiary of Mercury Asset Management Ltd, one of the largest investment managers in Europe, headquartered in London, England, at 33 King William Street, EC4R 9AS and a wholly-owned subsidiary of Mercury Asset Management Group Ltd ("MAM") of the same address whose ultimate parent is Merrill Lynch & Co., Inc., located at 250 Vesey Street, New York, New York 10281, USA.

     The Investment Manager is a corporation organized under the laws of Jersey (Channel Islands), with its principal office at Forum House, Grenville Street, St. Helier, Jersey JE4 8RL, Channel Islands. The Investment Manager was formed in January 1983 for the purposes of providing investment advisory and management services for international portfolios desiring to utilize the services of the Investment Adviser and is registered as an investment adviser with the Securities and Exchange Commission. The Investment Manager's other clients include individuals, trusts, and a registered investment company, The Europe Fund, Inc. The Investment Adviser is a corporation incorporated in 1981 under the Companies Act of Great Britain with its registered office and principal place of business at 33 King William

Street, London EC4R 9AS, England. The Investment Adviser is registered as an investment adviser with the Securities and Exchange Commission and is regulated by the United Kingdom's Investment Management Regulatory Organization Ltd. The Investment Adviser's clients include open-ended investment companies, charitable organizations, corporations, pension plans and private investment companies. The Investment Adviser has also entered into a sub-advisory contract with the Investment Manager to provide advisory services to The Europe Fund, Inc.

     The Advisers now act as investment adviser or sub-investment adviser for other persons and entities and may, under agreements with the Fund, act as investment adviser or sub-investment adviser to other registered investment companies.

     Messrs. Peter J. Gibbs, John Gillespie, Frank P. Le Feuvre and Robin E.R. Rumboll are the directors of the Investment Manager. The principal occupation of each director is as follows: Mr. Gibbs is a director of Mercury Asset Management Ltd; Mr. Gillespie is secretary of the Investment Manager and a director and secretary of Mercury Asset Management Channel Islands Ltd; Mr. Le Feuvre is a director of Mercury Asset Management Channel Islands Ltd; and Mr. Rumboll is a director of Mercury Asset Management Channel Islands Ltd and an independent financial consultant. The address of Mr. Gibbs is 33 King William Street, London, EC4R 9AS, England. The address of Messrs. Gillespie and Le Feuvre is Forum House, Grenville Street, St. Helier, Jersey JE4 8RL, Channel Islands. The address of Mr. Rumboll is Windsor House, St. Lawrence, Jersey, Channel Islands.

     Mrs. C. Consuelo Brooke and Messrs. David M.F. Scott, Peter J. Gibbs, Steven W. Golann and J. Eric Nelson are the directors of the Investment Adviser. The principal occupation of each director is as follows: Mrs. Brooke and Mr. Scott are fund managers of the Investment Adviser; Mr. Gibbs is chairman and principal executive officer of the Investment Adviser and a director of Mercury Asset Management Ltd; and Messrs. Golann and Nelson are directors of the Investment Adviser. The address of Mrs. Brooke and Messrs. Gibbs and Scott is 33 King William Street, London, EC4R 9AS, England. The address of Messrs. Golann and Nelson is 780 Third Avenue, 34th Floor, New York, NY, 10017, USA.

The Investment Management Agreement and the Investment Advisory Agreement

     Under the Investment Management Agreement dated as of December 11, 1997 between the Fund and the Investment Manager (the "Investment Management Agreement"), the Investment Manager, on the basis of advice given by the Investment Adviser, will structure the Fund's portfolio, manage the Fund's investments and make investment decisions on behalf of the Fund in accordance with the Fund's stated investment objective, policies and limitations and subject to the supervision, review and direction of the Board.

     Under the Investment Advisory Agreement dated as of December 11, 1997 between the Investment Manager and the Investment Adviser (together with the Investment Management Agreement, the "Agreements"), the Investment Adviser will advise the Investment Manager with respect to the investment and reinvestment of the assets of the Fund in accordance with the Fund's stated investment objective, policies and limitations and subject to the supervision, review and direction of the Board.

     Under the Agreements, the Investment Manager or the Investment Adviser, with the consent of the Investment Manager, will select and place orders with brokers and dealers to execute portfolio transactions on behalf of the Fund and furnish to the Board periodic reports on the Fund's investment performance.

     The Investment Management Agreement provides that the Fund will pay the Investment Manager a fee at the annual rate of 0.75% of the Fund's average weekly net assets up to $150 million and 0.65% of such assets in excess of $150 million based upon net asset value at the end of each week and payable on the last day of each calendar month. For the fiscal year ended March 31, 1998, the Investment Manager earned from the Fund investment management fees totaling $474,387. The fee paid by the Fund to the Investment Manager is higher than that paid by most investment companies, although lower than the fee paid by most other closed-end investment companies which invest primarily in the securities of companies in foreign countries. Pursuant to the Investment Advisory Agreement, the Investment Adviser is paid by the Investment Manager a fee at the annual rate of 0.1875% of the net assets of the Fund.

     The Agreements provide that neither the Investment Manager nor the Investment Adviser will be liable for any error of judgment or for any loss suffered by the Fund in connection with the matters to which the Investment Management Agreement or the Investment Advisory Agreement, respectively, relate, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance, or from reckless disregard by it, of its obligations and duties under the Agreements.

     Each of the Agreements provides that each party will bear all expenses of its employees and overhead incurred by it in connection with its duties under the Agreements. Each party (other than the Fund) further agrees to pay all salaries and fees of the Fund's directors and officers who are "interested persons" of that party. The Fund will bear all of its own expenses, including but not limited to: expenses of organizing the Fund; fees of the Fund's directors who are not "interested persons" of any other party; out-of-pocket travel expenses for all directors and officers in connection with their attendance at, and other expenses incurred by the Fund relating to, directors' or committee meetings; interest expense; taxes and governmental fees; brokerage commissions and other expenses incurred in acquiring or disposing of the Fund's portfolio securities; expenses of preparing stock certificates; expenses in connection with the issuance, offering, distribution, sale or underwriting of securities by the Fund; expenses of registering and qualifying the Fund's shares for sale with the Securities and Exchange Commission and in various states and foreign jurisdictions; auditing, accounting, insurance and legal costs; custodian, dividend disbursing and transfer agent expenses; expenses of obtaining and maintaining the listing of the Fund's shares on the New York Stock Exchange; membership dues to professional organizations; expenses of Stockholders' meetings and preparing and distributing proxies and reports to Stockholders; and costs of information obtained from services other than the Investment Manager or its affiliated persons relating to the valuation of securities.

     Both the Investment Management Agreement and the Investment Advisory Agreement were approved by the Stockholders of the Fund on February 25, 1998. The prior Investment Management Agreement and the prior Investment Advisory Agreement (collectively, the "Prior Agreements") had been approved by the Stockholders of the Fund on October 20, 1988. The Board at subsequent annual meetings approved the continuation of the Agreements. At the same meetings, the Agreements were approved unanimously by the directors who are not "interested persons" of the Fund. On December 22, 1997, the Prior Agreements terminated pursuant to the 1940 Act as a result of the acquisition by Merrill Lynch of MAM (the "Acquisition"). The Investment Manager and the Investment Adviser provided services under interim arrangements, in accordance with an order granted by the Securities and Exchange Commission, between December 22, 1997 and January 12, 1998 (at no more than cost) and between January 12, 1998 and February 25, 1998 (at standard fee levels).

     Each Agreement may be terminated at any time by the Fund on 60 days' written notice, without the payment of any penalty, upon the vote of a majority of the Fund's Board or a majority of the outstanding voting securities of the Fund. Each Agreement will terminate automatically in the event of its assignment, as defined in the 1940 Act. The Investment Adviser may terminate the Investment Advisory Agreement without penalty on 90 days' written notice to the Fund and the Investment Manager. In addition, the Investment Manager may terminate the Investment Management Agreement on 90 days' written notice to the Fund and the Investment Advisory Agreement on 90 days' written notice to the Fund and the Investment Adviser.

Securities Transactions For and With the Fund

     The Investment Manager is responsible for the selection of brokers to execute the Fund's portfolio transactions. In placing such transactions, the Investment Manager will seek to obtain best execution for the Fund, taking into account factors such as price, commission, size of order, difficulty of execution, research capabilities, skill required of the broker and investment market and statistical information provided by the broker. In seeking best execution of its transactions, the Fund may employ several different brokers.

     Orders may be placed with brokers and banks who supply research to the Fund, the Investment Manager and the Investment Adviser. The research may be used by the Investment Manager and the Investment Adviser in advising other clients, and the Fund's commissions to brokers supplying research may not represent the lowest obtainable commission rates. Although the Fund may receive research from firms affiliated with the Investment Manager or the

Investment Adviser, the Fund will not pay any higher commission to these entities than would have been paid if that affiliated entity had not provided any research.

     The Fund cannot engage in principal securities transactions with the Investment Manager, the Investment Adviser or their affiliates, except pursuant to an exemptive order under the Investment Company Act of 1940.

Administrator

     The Fund's Administrator is Bear Stearns Funds Management Inc., which is headquartered at 245 Park Avenue, 15th Floor, New York, New York, 10167.

Independent Public Accountants

     Representatives of Ernst & Young LLP are expected to be available to respond to appropriate questions posed by Stockholders and Management and to make a statement if they desire to do so.

General

     The Management of the Fund does not intend to present at the meeting any business other than the matters set forth in this Proxy Statement. As of the date of this proxy statement, the Management of the Fund was not aware of any other matters which might be presented for action at the Meeting. Only matters referred to in the enclosed proxy will be considered at the Meeting.

     In the event that sufficient votes in favor of the Plan set forth in the notice of meeting are not received by the time scheduled for the Meeting of the Stockholders, the persons named as proxies may propose one or more adjournments of such Meeting to permit further solicitation of proxies with respect to any such items. Any such adjournment will require the affirmative vote of a majority of the shares present in person or by proxy at the session of such Meeting to be adjourned. The persons named as proxies will vote in favor of such adjournment, if proposed, those proxies which they are entitled to vote in favor of the Plan and will vote against such adjournment those proxies required to be voted against the Plan.

     It is expected that if the Fund holds an annual meeting of Stockholders in 1999, it will be held in the month of September. Stockholder proposals intended to be included in the Fund's proxy statement and form of proxy for the Fund's 1999 annual meeting of Stockholders must be received by the Fund on or before April 30, 1999 and must satisfy other applicable legal requirements.

                                             By order of the Board of Directors,


                                             ANTHONY M. SOLOMON
                                             Chairman of the Board

New York, New York
March 5, 1999

                 (This page has been left blank intentionally.)

                                                                       EXHIBIT A


                          THE UNITED KINGDOM FUND INC.


                      PLAN OF LIQUIDATION AND DISSOLUTION

     The United Kingdom Fund Inc. (the "Fund"), a corporation organized and existing under the laws of the State of Maryland, shall proceed to a complete liquidation and dissolution of the Fund according to the procedures set forth in this Plan of Liquidation and Dissolution (the "Plan") and in conformity with the provisions of the Fund's Amended and Restated Articles of Incorporation, dated August 3, 1987 (the "Articles of Incorporation").

     WHEREAS, the Fund's Board of Directors has deemed it advisable for the Fund and its Stockholders to liquidate and dissolve the Fund; and

     WHEREAS, the Board of Directors on January 28, 1999, considered and adopted this Plan as the method of liquidating and dissolving the Fund and has directed that this Plan be submitted to Stockholders of the Fund for approval at a special meeting of Stockholders and has authorized the distribution of a proxy statement in connection with the solicitation of proxies for such meeting;

     NOW, THEREFORE, upon Stockholder approval of the Plan, the Fund shall voluntarily liquidate and dissolve in accordance with the requirements of the Investment Company Act of 1940, as amended (the "Investment Company Act"), the Maryland General Corporation Law (the "MGCL") and the Internal Revenue Code of 1986, as amended (the "Code") and in the manner hereinafter set forth:

     1. Effective Date of Plan. The Plan shall be and become effective upon the adoption and approval of the Plan at a meeting of Stockholders called for the purpose of voting upon the Plan by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Fund. The date of such adoption and approval of the Plan by Stockholders is hereinafter called the "Effective Date."

     2. Cessation of Business. After the Effective Date of the Plan, the Fund shall cease its business as an investment company and shall not engage in any business activities except for the purpose of paying, satisfying, and discharging any existing debts and obligations, collecting and distributing its assets, and doing all other acts required to liquidate and wind up its business and affairs and will dissolve in accordance with the Plan.

     3. Restriction of Transfer and Redemption of Shares. As soon as reasonable and practicable after the Effective Date, the Board will set a record date (the "Record Date") on which the proportionate interests of Stockholders in the assets of the Fund shall be fixed on the basis of their respective stockholdings. On the Record Date, the books of the Fund shall be closed. Thereafter, unless the books of the Fund are reopened because the Plan cannot be carried into effect under the laws of the State of Maryland or otherwise, the Stockholders' respective interests in the Fund's assets shall not be transferable by the negotiation of share certificates and the Fund's shares will cease to be traded on the New York Stock Exchange.

     4. Notice of Liquidation. As soon as practicable after the Effective Date, the Fund shall mail notice to the appropriate parties, including creditors of the Fund, if any, that the Plan has been approved by the Board of Directors and the Stockholders and that the Fund will be liquidating its assets, to the extent such notice is required under the Investment Company Act or the MGCL.

     5. Liquidation of Assets. As soon as is reasonable and practicable after the Effective Date, or as soon thereafter as practicable depending on market conditions and consistent with the terms of the Plan, the Fund, the Fund's investment adviser, Mercury Asset Management International Ltd. and the Fund's investment manager, Mercury Asset Management International Channel Islands Ltd., under the supervision of the Board of Directors, shall have the authority to commence the sale of all portfolio securities, invest all proceeds of such sale in investment grade short-term debt securities denominated in U.S. dollars and engage in such transactions as may be appropriate for the Fund's liquidation and dissolution.

     6. Payments of Debts. As soon as practicable after the Effective Date of the Plan, the Fund shall pay, or discharge or set aside a reserve fund for, or otherwise provide for the payment or discharge of, any liabilities and obligations, including, without limitation, contingent liabilities.

     7. Liquidating Distributions. As soon as practicable after the Effective Date, the Fund shall declare a cash dividend (the "Liquidating Dividend") to be paid pro rata as soon as practicable to its Stockholders of record on the Record Date, equal to substantially all the assets of the Fund, except for cash, bank deposits or cash equivalents in an estimated amount necessary to (a) discharge any unpaid liabilities and obligations of the Fund on the Fund's books on the Record Date, including, but not limited to, income dividends and capital gains distributions, if any, payable through the Record Date, and (b) pay or provide for the payment of such contingent liabilities as the Board of Directors shall reasonably deem may exist against the assets of the Fund on the Fund's books. After acceptance of the Fund's Articles of Dissolution by the Maryland State Department of Assessments and Taxation, a second payment to the Fund's Stockholders will be made in complete cancellation and redemption of all the outstanding shares of the Fund. This second payment will consist of cash from any assets remaining after payment of expenses, the proceeds of any sale of assets of the Fund under the Plan not sold prior to the Liquidating Dividend and any other miscellaneous income to the Fund.

     Each Stockholder will receive a confirmation showing such Stockholder's proportionate interest in the net assets of the Fund and will be paid its proportionate interest in the Liquidating Dividend. Each Stockholder holding stock certificates of the Fund will be paid its proportionate interest in the second distribution upon return of its stock certificates to the Fund. Each Stockholder not holding stock certificates of the Fund will receive its proportionate interest in the second distribution upon the Fund's receipt of the stock certificates, representing such Stockholder's interest, from either the Shareholder's depositary agent or the Stockholder's broker or upon confirmation from the Stockholder's depositary agent that such Stockholder's shares are to be cancelled. All Stockholders will receive information concerning the sources of the liquidating distributions.

     8. Dissolution. As promptly as practicable, consistent with the provisions of the Plan, the Fund shall be dissolved in accordance with the laws of the State of Maryland and the Fund's Articles of Incorporation.

     9. Filings. As soon as practicable after the Effective Date, the Fund shall prepare and file Articles of Dissolution, Form N-8F under the Investment Company Act and any other documents as are necessary to effect the dissolution and de-registration of the Fund in accordance with the requirements of the Investment Company Act, the MGCL, the Code, the Fund's Articles of Incorporation and any other applicable securities laws, and any rules and regulations of the Securities and Exchange Commission or any state securities commission, including, without limitation, withdrawing any qualification to conduct business in any state in which the Fund is so qualified, as well as the preparation and filing of any federal or state tax returns.

     10. Expenses of the Liquidation and Dissolution. The Fund shall bear all of the expenses incurred by it in carrying out the Plan including, but not limited to, all printing, legal, accounting, custodian and transfer agency fees, and the expenses of any reports to or meeting of Stockholders whether or not the liquidation contemplated by this Plan is effected.

     11. Power of Board of Directors. The Board of Directors and, subject to the direction of the Board of Directors, the Fund's officers, shall have authority to do or authorize, without further Stockholder action, any or all acts and things as provided for in the Plan and any and all such further acts and things as they may consider appropriate or desirable to carry out the purposes of the Plan, including, without limitation, the interpretation of any provision of the Plan, the execution, delivery and filing of such other agreements, conveyances, assignments, transfers, certificates, documents, information returns, tax returns, forms, and other papers which may be necessary or desirable to implement the Plan and effect the complete liquidation of the Fund or which may be required by the provisions of the Investment Company Act, the MGCL, the Code, or any other applicable laws.

     The death, resignation or other disability of any director or any officer of the Fund shall not impair the authority of the surviving or remaining directors or officers to exercise any of the powers provided for in the Plan.

     12. Amendment or Abandonment of Plan. The Board of Directors shall have the authority to modify or amend the Plan at any time without Stockholder approval, if the Board of Directors determines that such action would be advisable and in the best interests of the Fund and its Stockholders. If any amendment or modification appears necessary and in the judgment of the Board of Directors will materially and adversely affect the interests of the Fund's Stockholders, such amendment or modification will be submitted to the Fund's Stockholders for approval. In addition, the Board of Directors may abandon the Plan, with Stockholder approval, at any time prior to the filing of the Articles of Dissolution if the Board of Directors determines that abandonment would be advisable and in the best interests of the Fund and its Stockholders.

     13. Articles of Dissolution. As soon as practicable after the Effective Date and pursuant to the MGCL, the Fund shall prepare and file Articles of Dissolution with and for acceptance by the Maryland State Department of Assessments and Taxation.

          (a) The Fund's Board of Directors shall be the trustees of the Funds's assets for purposes of liquidation after the acceptance of the Articles of Dissolution, unless and until a court appoints a receiver. The Director-trustees will be vested in their capacity as trustees with full title to all the assets of the Fund.

          (b) The Director-trustees shall (i) collect and distribute any remaining assets, applying them to the payment, satisfaction and discharge of existing debts and obligations of the Fund, including necessary expenses of liquidation; and (ii) distribute the remaining assets among the Stockholders.

          (c) The Director-trustees may (i) carry out the contracts of the Fund;
     (ii) sell all or any part of the assets of the Fund at public or private sale; (iii) sue or be sued in their own names as trustees or in the name of the Fund; and (iv) do all other acts consistent with law and the Articles of Incorporation of the Fund necessary or proper to liquidate the Fund and wind up its affairs.

     14. Appraisal Rights. Stockholders will not be entitled to appraisal rights under Maryland law in connection with the Plan.

     [    ]


Please mark boxes [ ] or [x] in blue or black ink. Unless otherwise specified in the boxes below, the undersigned's vote will be cast FOR the proposal.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL.

TO APPROVE THE LIQUIDATION AND DISSOLUTION OF THE FUND, AS SET FORTH IN THE PLAN OF LIQUIDATION AND DISSOLUTION ADOPTED BY THE BOARD OF DIRECTORS OF THE FUND:.

        FOR [ ]     AGAINST [ ]     ABSTAIN [ ]



                                       Please mark, date and sign as your name
                                       appears and return in the enclosed
                                       envelope. If acting as executor,
                                       administrator, trustee, guardian, etc.
                                       you should so indicate when signing. If
                                       the signer is a corporation, please
                                       sign the full corporate name, by duly
                                       authorized officer. If shares are held
                                       jointly, each stockholder named should
                                       sign.

                                       The undersigned hereby acknowledges
                                       receipt of a copy of the accompanying
                                       notice of meeting and proxy statement
                                       and hereby revokes any proxy or proxies
                                       heretofore given.


                                       ---------------------------------------
                                                     Signature


                                       ---------------------------------------
                                                     Signature

                                       Date                             , 1999
                                           -----------------------------

  PLEASE SIGN AND RETURN PROMPTLY IN ENCLOSED ENVELOPE-NO POSTAGE IS REQUIRED

                          THE UNITED KINGDOM FUND INC.
                                     PROXY
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                SPECIAL MEETING OF STOCKHOLDERS--APRIL 14, 1999


     The undersigned, revoking previous proxies, hereby appoints Anthony M. Solomon, J. Loughlin Callahan and Thaddea M. Maguire, and each of them, the proxies of the undersigned, with power of substitution to each of them, to vote all shares of common stock of The United Kingdom Fund Inc. which the undersigned is entitled to vote at the Special Meeting of Stockholders of The United Kingdom Fund Inc. to be held at the Waldorf-Astoria Hotel, 301 Park Avenue, 4th Floor, New York, New York, on April 14, 1999 at 11:00 A.M., New York City time, and at any and all adjournments thereof.


                          (Continued on reverse side)